EXHIBIT 5

June 24, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE:	Registration Statement on Form S-3 Relating to 4,000,000 shares of Common Stock, $1.00 per value per share, of Alfa Corporation

Ladies and Gentlemen:

I am familiar with the above referenced Registration Statement on Form S-3 (the “Registration Statement”), relating to 4,000,000 shares of Common Stock, $1.00 per value per share (the “Common Stock”), of Alfa Corporation (the “Company”), to be offered pursuant to the Company’s Dividend Reinvestment and Common Stock Purchase Plan. I have examined the Company’s Restated Certificate of Incorporation, as amended to date, and such other documents and proceedings as I have deemed necessary or appropriate as a basis for the opinion expressed below.

Below upon such examination I am of the opinion that:

(1)  The Company has been duly organized and is validly existing as a corporation under the laws of the State of Delaware; and

(2)  The shares of Common Stock have been duly authorized, and when issued and sold upon the terms and conditions set forth in the Registration Statement, will be validly authorized and legally issued, full paid and nonassessable.

I hereby consent to being named in the Registration Statement and in any amendments thereto under the heading “LEGAL OPINION”, and to the filing of this Opinion as an Exhibit to the Registration Statement.

Sincerely yours,

Gordon T. Carter
Vice President and Associate General Counsel